Shareholder Meeting Results (Unaudited)
February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	Votes withheld
Liaquat Ahamed	39,761,180	2,162,500
Ravi Akhoury		39,789,631	2,134,049
Barbara M. Baumann	39,983,539	1,940,141
Jameson A. Baxter	39,980,458	1,943,222
Charles B. Curtis	39,900,033	2,023,647
Robert J. Darretta	39,949,610	1,974,070
Katinka Domotorffy	39,844,740	2,078,940
John A. Hill		39,876,946	2,046,734
Paul L. Joskow		39,959,022	1,964,658
Kenneth R. Leibler	39,965,020	1,958,660
Robert E. Patterson	39,926,872	1,996,808
George Putnam, III	39,949,300	1,974,380
Robert L. Reynolds	39,952,224	1,971,456
W. Thomas Stephens	39,974,400	1,949,280

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
32,361,852	1,277,556	2,763,914	5,520,358

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
32,106,032	1,450,390	2,846,896	5,520,362

All tabulations are rounded to the nearest whole number.